Exhibit 99.12

CONSENT OF CHRISTOPHER M. CRANE

In accordance with Rule 438 promulgated under the Securities Act 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-4 filed by Exelon Corporation (“Exelon”) with the Securities and Exchange Commission on June 27, 2011, and all supplements and amendments thereto (the “Registration Statement”), as a person about to become a director of Exelon, effective upon completion of the merger as described in the Registration Statement.

/s/ Christopher M. Crane
Name: Christopher M. Crane

Date: June 27, 2011